Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces Third Quarter 2010 Results
•	Diluted earnings per share of $2.07, including $0.03 related to a debt retirement charge

•	Net sales of $3.8 billion

•	Net cash from operating activities of $395 million

•	Funded orders of $3.5 billion and funded backlog of $10.8 billion

•	Updates financial guidance for 2010

•	Provides initial financial guidance for 2011
NEW YORK, October 28, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $2.07 for the quarter ended September 24, 2010 (2010 third quarter), compared to $2.12 for the quarter ended September 25, 2009 (2009 third quarter). The 2010 third quarter included a debt retirement charge, discussed below, of $0.03 per diluted share. The 2009 third quarter included a tax benefit of $0.22 per diluted share for a net reversal of amounts previously accrued related to tax years for which the statute of limitations had expired. Net sales of $3.8 billion remained the same for the 2010 third quarter compared to the 2009 third quarter.
“L-3 had a solid third quarter,” said Michael T. Strianese, chairman, president and chief executive officer. “Despite softer than expected sales, our ISR (Intelligence, Surveillance, and Reconnaissance) businesses continued to see robust demand and we were able to expand margins and generate strong cash flow. During the quarter, we utilized $93 million in cash to acquire two businesses that strategically enhance our portfolio in the areas of unmanned systems and satellite communications. We continued to use our strong cash flow to focus on creating shareholder value by repurchasing $215 million of our common stock during the quarter, bringing total share repurchases for the year to $469 million. We also paid dividends of $46 million during the third quarter and $139 million year-to-date.”

L-3 Announces Results for the 2010 Third Quarter	Page 2
Consolidated Results

	Third Quarter Ended				Year-to-Date Ended
	Sept. 24,	Sept. 25,	Increase/		Sept. 24,	Sept. 25,
($ in millions, except per share data)	2010	2009	(decrease)		2010	2009	Increase
Net sales	$3,835	$3,842	$(7)		$11,425	$11,407	$18
Operating income	$437	$418	$19		$1,289	$1,211	$78
Operating margin	11.4%	10.9%	50	bpts	11.3%	10.6%	70	bpts
Net interest expense and other income	66	65	1		203	191	12
Effective income tax rate	35.0%	28.3%	670	bpts	36.1%	33.2%	290	bpts
Net income attributable to L-3	$238	$250	$(12)		$687	$674	$13
Diluted earnings per share	$2.07	$2.12	$(0.05)		$5.89	$5.68	$0.21
Third Quarter Results of Operations: For the 2010 third quarter, consolidated net sales of $3.8 billion remained the same compared to the 2009 third quarter. Sales growth primarily from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) reportable segment was offset by lower sales from the Aircraft Modernization and Maintenance (AM&M) and Electronic Systems reportable segments. Net sales from acquired businesses(1) were $60 million in the 2010 third quarter.
Operating income for the 2010 third quarter increased by 5% compared to the 2009 third quarter. Operating income as a percentage of sales (operating margin) increased to 11.4% for the 2010 third quarter compared to 10.9% for the 2009 third quarter. Favorable sales mix across several businesses in the Electronic Systems reportable segment was partially offset by lower operating margins in the Government Services and AM&M reportable segments. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income increased by $1 million for the 2010 third quarter compared to the same period last year. A debt retirement charge of $5 million related to the company’s redemption of its 6⅛% senior subordinated notes due 2013 was partially offset by lower interest expense as a result of lower outstanding debt.
The effective tax rate for the 2010 third quarter increased by 670 basis points compared to the same quarter last year. The increase is primarily due to a tax benefit of $26 million, or $0.22 per diluted share, recorded in the 2009 third quarter that did not recur.
Net income attributable to L-3 in the 2010 third quarter decreased by $12 million compared to the 2009 third quarter, and diluted EPS decreased to $2.07 from $2.12. As discussed above, the 2010 third quarter includes a debt retirement charge of $5 million, or $0.03 per diluted share, and the 2009 third quarter includes a tax benefit of $26 million, or $0.22 per diluted share. Diluted weighted average common shares outstanding for the 2010 third quarter compared to the 2009 third quarter declined by 2% due to share repurchases of L-3 common stock.
Year-to-Date Results of Operations: For the year-to-date period ended September 24, 2010 (2010 year-to-date period), consolidated net sales of $11.4 billion remained the same compared to the year-to-date period ended September 25, 2009 (2009 year-to-date period). Sales growth from the C3ISR and AM&M reportable segments was offset by lower sales from the Government Services and Electronic Systems reportable segments. Net sales from acquired businesses were $127 million in the 2010 year-to-date period.
Operating income for the 2010 year-to-date period increased by 6% compared to the 2009 year-to-date period. Operating margin increased to 11.3% for the 2010 year-to-date period from 10.6% for the 2009 year-to-date period. The increase in operating margin was primarily driven by higher sales and improved contract performance for the C3ISR reportable segment and favorable sales mix across several businesses in the Electronic Systems reportable segment. In addition, lower pension expense of $10 million ($6 million after income taxes, or $0.05 per diluted share) increased operating margin by 10 basis points. These increases were partially offset by lower operating margins in the Government Services and AM&M reportable segments. See segment results below for additional discussion of segment operating margin.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2010 Third Quarter	Page 3
Net interest expense and other income increased by $12 million for the 2010 year-to-date period compared to the same period last year primarily due to debt retirement charges of $18 million related to the company’s redemption of its 6⅛% senior subordinated notes due 2013 and 2014. This increase was partially offset by higher income from investments accounted for using the equity method and lower interest expense as a result of lower outstanding debt.
The effective tax rate for the 2010 year-to-date period increased by 290 basis points compared to the same period last year primarily due to the 2009 third quarter tax benefit of $26 million, discussed above, and the expiration of the U.S. Federal research and experimentation tax credit as of December 31, 2009. In addition, the 2010 year-to-date period includes a tax provision of $5 million, or $0.04 per diluted share, related to the U.S. Federal Patient Protection and Affordable Care Act, which changed the tax treatment for certain retiree prescription drug benefits.
Net income attributable to L-3 in the 2010 year-to-date period increased by $13 million compared to the 2009 year-to-date period, and diluted EPS increased by $0.21, or 4%, to $5.89 from $5.68. As discussed above, the 2010 year-to-date period includes debt retirement charges of $18 million, or $0.09, and the 2009 year-to-date period includes a tax benefit of $26 million, or $0.22. Diluted weighted average common shares outstanding for the 2010 year-to-date period compared to the 2009 year-to-date period declined by 1% due to share repurchases of L-3 common stock.
Orders: Funded orders for the 2010 third quarter increased 4% to $3.5 billion compared to $3.4 billion for the 2009 third quarter. Funded backlog was $10.8 billion at September 24, 2010, compared to $10.9 billion at December 31, 2009.
Cash flow: Net cash from operating activities was $984 million for the 2010 year-to-date period, an increase of $6 million, compared to $978 million for the 2009 year-to-date period. Capital expenditures, net of dispositions of property, plant and equipment, were $91 million for the 2010 year-to-date period, compared to $125 million for the 2009 year-to-date period.
Reportable Segment Results
C3ISR

	Third Quarter Ended				Year-to-Date Ended
	Sept. 24,	Sept. 25,			Sept. 24,	Sept. 25,
($ in millions)	2010	2009	Increase		2010	2009	Increase
Net sales	$809.4	$752.9	$56.5		$2,411.7	$2,224.4	$187.3
Operating income	85.8	78.1	7.7		293.1	251.4	41.7
Operating margin	10.6%	10.4%	20	bpts	12.2%	11.3%	90	bpts
Third Quarter: C3ISR net sales for the 2010 third quarter increased by 8% compared to the 2009 third quarter primarily due to demand for airborne ISR logistics support services and networked communication systems for manned and unmanned platforms to the U.S. Department of Defense (DoD).
C3ISR operating income for the 2010 third quarter increased by 10% compared to the 2009 third quarter. Operating margin increased by 20 basis points. Improved contract performance was partially offset primarily by higher sales of lower margin logistics support services for airborne ISR platforms.
Year-to-Date: C3ISR net sales for the 2010 year-to-date period increased by 8% compared to the 2009 year-to-date period primarily due to increased demand and new business from the DoD for airborne ISR logistics support services and networked communications systems for manned and unmanned platforms and from foreign ministries of defense for force protection products.
C3ISR operating income for the 2010 year-to-date period increased by 17% compared to the 2009 year-to-date period. Operating margin increased by 90 basis points. Higher sales volume and improved contract performance increased operating margin by 80 basis points and lower pension expense of $4 million increased operating margin by 20 basis points. These increases were partially offset primarily by higher sales of lower margin logistics support services for airborne ISR platforms.

L-3 Announces Results for the 2010 Third Quarter	Page 4
Government Services

	Third Quarter Ended				Year-to-Date Ended
	Sept. 24,	Sept. 25,	Increase/		Sept. 24,	Sept. 25,
($ in millions)	2010	2009	(decrease)		2010	2009	Decrease
Net sales	$1,001.2	$994.4	$6.8		$2,934.8	$3,036.1	$(101.3)
Operating income	92.6	101.5	(8.9)		253.3	292.3	(39.0)
Operating margin	9.2%	10.2%	(100	)bpts	8.6%	9.6%	(100	)bpts
Third Quarter: Government Services net sales for the 2010 third quarter increased by 1% compared to the 2009 third quarter. The increase was primarily due to: (1) logistics, training and law enforcement support services for the U.S. Army due to higher volume on new and existing contracts, and (2) information technology support services for the U.S. Special Operations Command (SOCOM) and other U.S. Government agencies. These increases were partially offset by reduced subcontractor pass-through sales volume of $31 million related to task order renewals for U.S. Army systems and software engineering and sustainment (SSES) services that migrated to a contract where L-3 is not a prime contractor and lower sales related to Iraq support.
Government Services operating income for the 2010 third quarter decreased by 9% compared to the 2009 third quarter. Operating margin decreased by 100 basis points. Operating margin was reduced by 130 basis points primarily due to lower margins on select contract renewals due to competitive price pressures and a favorable contract closeout in the prior year. These decreases were partially offset by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 30 basis points.
Year-to-Date: Government Services net sales for the 2010 year-to-date period decreased by 3% compared to the 2009 year-to-date period. The decrease was primarily due to: (1) reduced subcontractor pass-through sales volume of $117 million related to SSES services, and (2) lower sales related to Iraq support. These decreases were partially offset primarily by increased logistics, training and law enforcement support services for the U.S. Army due to higher volume on new and existing contracts, and information technology support services for SOCOM and other U.S. Government agencies. The increase in net sales from acquired businesses was $13 million.
Government Services operating income for the 2010 year-to-date period decreased by 13% compared to the 2009 year-to-date period. Operating margin decreased by 100 basis points. Operating margin was reduced by 130 basis points primarily due to lower margins on select contract renewals, higher costs for a security systems contract for the U.S. Department of Homeland Security and the timing of award fees. These decreases were partially offset by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 30 basis points.
AM&M

	Third Quarter Ended				Year-to-Date Ended
($ in millions)	Sept. 24, 2010	Sept. 25, 2009	Decrease		Sept. 24, 2010	Sept. 25, 2009	Increase/ (decrease)
Net sales	$707.4	$742.0	$(34.6)		$2,119.7	$2,100.8	$18.9
Operating income	54.3	67.1	(12.8)		171.7	183.9	(12.2)
Operating margin	7.7%	9.0%	(130	)bpts	8.1%	8.8%	(70	)bpts
Third Quarter: AM&M net sales for the 2010 third quarter decreased by 5% compared to the 2009 third quarter. The decrease was primarily due to sales volume declines for: (1) systems field support services for U.S. Air Force fixed wing training aircraft, (2) Joint Cargo Aircraft (JCA) and contract field services (CFS), (3) a competitive loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol, and (4) an aircraft modernization contract nearing completion for a foreign customer. These decreases were partially offset by higher aircraft modernization sales primarily for special mission aircraft and rotary wing cabin assemblies and higher demand from existing contracts for systems field support services for U.S. Army rotary wing training aircraft.
AM&M operating income for the 2010 third quarter decreased by 19% compared to the 2009 third quarter. Operating margin decreased by 130 basis points. The decrease in operating margin was primarily due to lower sales volume for CFS, systems field support services to the U.S. Air Force, and aircraft modernization due to a contract nearing completion for a foreign customer.

L-3 Announces Results for the 2010 Third Quarter	Page 5
Year-to-Date: AM&M net sales for the 2010 year-to-date period increased by 1% compared to the 2009 year-to-date period. The increase was primarily due to higher sales volume for: (1) aircraft modernization, primarily for U.S. Navy maritime patrol aircraft, special mission aircraft, and rotary wing cabin assemblies, (2) JCA, and (3) systems field support services for U.S. Army rotary wing training aircraft. These increases were partially offset primarily by sales volume declines for CFS and the Special Operations Forces Support Activity (SOFSA) contract because of reduced tasking, a competitive loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol, decreased volume for systems field support services for U.S. Air Force fixed wing training aircraft, and an aircraft modernization contract nearing completion for a foreign customer.
AM&M operating income for the 2010 year-to-date period decreased by 7% compared to the 2009 year-to-date period. Operating margin decreased by 70 basis points. The decrease in operating margin was primarily due to lower systems field support services to the U.S. Air Force and lower margin sales mix, primarily related to higher JCA volume, which has lower margins than the overall AM&M reportable segment.
Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 24,	Sept. 25,	Increase/		Sept. 24,	Sept. 25,	Increase/
($ in millions)	2010	2009	(decrease)		2010	2009	(decrease)
Net sales	$1,317.6	$1,352.2	$(34.6)		$3,959.2	$4,045.3	$(86.1)
Operating income	204.7	171.1	33.6		570.8	483.0	87.8
Operating margin	15.5%	12.7%	280	bpts	14.4%	11.9%	250	bpts
Third Quarter: Electronic Systems net sales for the 2010 third quarter decreased by 3% compared to the 2009 third quarter. Sales volume declined approximately $109 million for: (1) commercial shipbuilding products as a result of reduced demand, (2) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, and (3) precision engagement and marine services due to contracts nearing completion. These decreases were partially offset primarily by volume increases due to higher demand for EO/IR products to the U.S. Army, and security & detection systems due to deliveries of ProVision™ systems. The increase in net sales from acquired business was $60 million, primarily related to the acquisition of Insight Technology (Insight).
Electronic Systems operating income for the 2010 third quarter increased by 20% compared to the 2009 third quarter. Operating margin increased by 280 basis points. The increase was due to favorable sales mix across several businesses, primarily for EO/IR products and microwave products. A favorable contract modification for precision engagement increased operating income by $5 million and operating margin by 50 basis points. In addition, lower pension expense of $1 million increased operating margin by 10 basis points.
Year-to-Date: Electronic Systems net sales for the 2010 year-to-date period decreased by 2% compared to the 2009 year-to-date period. Sales volume declined approximately $271 million for: (1) combat propulsion systems due to a reduction in DoD funding for the Bradley fighting vehicle, (2) commercial shipbuilding products, and (3) precision engagement, marine services, training & simulation and displays due to contracts nearing completion. These decreases were partially offset by volume increases due to higher demand primarily for EO/IR products to the U.S. Army, microwave products mainly due to deliveries of power devices for satellite communication systems, and security & detection systems due to deliveries of ProVision™ systems. The increase in net sales from acquired businesses was $114 million, primarily related to the acquisition of Insight.
Electronic Systems operating income for the 2010 year-to-date period increased by 18% compared to the 2009 year-to-date period. Operating margin increased by 250 basis points. The increase was due to favorable sales mix across several businesses, primarily EO/IR products. A favorable contract modification for precision engagement increased operating income by $5 million and operating margin by 20 basis points. In addition, lower pension expense of $7 million increased operating margin by 20 basis points.

L-3 Announces Results for the 2010 Third Quarter	Page 6
Financial Guidance
Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending December 31, 2010 and has provided its initial financial guidance for the year ending December 31, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7, and the company undertakes no duty to update its guidance.
Consolidated 2010 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(July 27, 2010)
Net sales	$15.6 to $15.7	$16.0 to $16.1
Operating margin	11.1%	10.9%
Effective tax rate	35.0%	36.1%
Diluted EPS	$8.05 to $8.25	$8.05 to $8.25

Net cash from operating activities	$1.46	$1.51
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.20	0.25

Free cash flow(2)	$1.26	$1.26

(2)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.
The current guidance includes the impact of continued procurement and funding delays with the DoD and foreign customers, and certain re-programming actions and funding reductions.
Additionally, the 2010 financial guidance continues to assume that the U.S. Federal research and experimentation (R&E) tax credit that expired on December 31, 2009, will be extended for the full year ending December 31, 2010. The benefit of the R&E credit on the 2010 tax rate is approximately 110 basis points, or $0.14 of diluted EPS. The company expects the R&E credit to be retroactively enacted in the fourth quarter of 2010.
Segment 2010 Financial Guidance
($ in billions)

Prior
	Current	(July 27, 2010)
Net Sales:
C3ISR	$3.4 to $3.5	$3.4 to $3.5
Government Services	$3.9 to $4.0	$4.0 to $4.1
AM&M	$2.7 to $2.8	$2.7 to $2.8
Electronic Systems	$5.5 to $5.6	$5.7 to $5.8

Operating Margins:
C3ISR	11.6% to 11.8%	11.8% to 12.0%
Government Services	8.5% to 8.7%	9.2% to 9.4%
AM&M	8.0% to 8.2%	8.6% to 8.8%
Electronic Systems	13.8% to 14.0%	12.6% to 12.8%

L-3 Announces Results for the 2010 Third Quarter	Page 7
Additional financial information regarding the 2010 third quarter results and the 2010 updated financial guidance is available on the company’s website at www.L-3com.com.
Consolidated 2011 Preliminary Financial Guidance
($ in billions, except per share data)

Net sales	$15.7 to $15.9
Operating margin(3)	10.4%
Effective tax rate	35.0%
Diluted EPS	$8.20 to $8.40
Net cash from operating activities	$1.48
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.22

Free cash flow	$1.26

(3)	The 2011 estimated operating margin includes an estimated increase for pension expense of $34 million compared to 2010. This increase will reduce operating margin by approximately 20 basis points and diluted EPS by approximately $0.20 compared to 2010. The 2011 estimated pension expense assumes a 5.0% discount rate at December 31, 2010, and a 2010 actual asset return equal to the expected long-term asset return assumption of 8.55%. The actual 2011 pension expense assumptions will be finalized based on prevailing credit market conditions existing on December 31, 2010, the company’s measurement date, and actual pension asset returns for 2010.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, October 28, 2010 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 90651665), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 65,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2009 sales of $15.6 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2010 and 2011 preliminary financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can

L-3 Announces Results for the 2010 Third Quarter	Page 8
give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing initiative; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA); ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009 as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2010	2009	2010	2009

Net sales	$3,835	$3,842	$11,425	$11,407

Cost of sales	3,398	3,424	10,136	10,196

Operating income	437	418	1,289	1,211

Interest and other income, net	3	3	15	12
Interest expense	64	68	200	203
Debt retirement charge	5	—	18	—

Income before income taxes	371	353	1,086	1,020
Provision for income taxes	130	100	392	339

Net income	$241	$253	$694	$681
Less: Net income attributable to noncontrolling interests	3	3	7	7

Net income attributable to L-3	$238	$250	$687	$674
Less: Net income allocable to participating securities	1	2	4	6

Net income allocable to L-3 Holdings’ common shareholders	$237	$248	$683	$668

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$2.08	$2.13	$5.93	$5.70

Diluted	$2.07	$2.12	$5.89	$5.68

L-3 Holdings’ weighted average common shares outstanding:
Basic	114.0	116.4	115.1	117.1

Diluted	114.7	117.0	116.0	117.6

(a)	It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2010	2009	2010	2009

Segment Operating Data

Net Sales:
C3ISR	$809.4	$752.9	$2,411.7	$2,224.4
Government Services	1,001.2	994.4	2,934.8	3,036.1
AM&M	707.4	742.0	2,119.7	2,100.8
Electronic Systems	1,317.6	1,352.2	3,959.2	4,045.3

Total	$3,835.6	$3,841.5	$11,425.4	$11,406.6

Operating income:
C3ISR	$85.8	$78.1	$293.1	$251.4
Government Services	92.6	101.5	253.3	292.3
AM&M	54.3	67.1	171.7	183.9
Electronic Systems	204.7	171.1	570.8	483.0

Total	$437.4	$417.8	$1,288.9	$1,210.6

Operating margin:
C3ISR	10.6%	10.4%	12.2%	11.3%
Government Services	9.2%	10.2%	8.6%	9.6%
AM&M	7.7%	9.0%	8.1%	8.8%
Electronic Systems	15.5%	12.7%	14.4%	11.9%
Total	11.4%	10.9%	11.3%	10.6%

Depreciation and amortization:
C3ISR	$11.6	$10.9	$32.5	$31.4
Government Services	9.3	9.2	28.0	28.6
AM&M	5.3	5.4	14.4	15.4
Electronic Systems	36.0	29.3	95.2	86.7

Total	$62.2	$54.8	$170.1	$162.1

Funded order data:
C3ISR	$802	$723	$2,413	$2,251
Government Services	1,028	1,089	2,973	2,837
AM&M	491	438	2,079	1,836
Electronic Systems	1,195	1,119	3,760	3,561

Total	$3,516	$3,369	$11,225	$10,485

	Sept. 24,	December 31,
	2010	2009
Period end data:
Funded backlog	$10,833	$10,862

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Sept. 24,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$650	$1,016
Billed receivables, net	1,264	1,149
Contracts in process	2,567	2,395
Inventories	321	258
Deferred income taxes	153	247
Other current assets	137	123

Total current assets	5,092	5,188

Property, plant and equipment, net	883	854
Goodwill	8,694	8,190
Identifiable intangible assets	462	377
Other assets	251	241

Total assets	$15,382	$14,850

LIABILITIES AND EQUITY

Current portion of long-term debt	$693	$—
Accounts payable, trade	469	447
Accrued employment costs	706	642
Accrued expenses	550	537
Advance payments and billings in excess of costs incurred	524	512
Income taxes	6	10
Other current liabilities	361	371

Total current liabilities	3,309	2,519

Pension and postretirement benefits	780	817
Deferred income taxes	351	272
Other liabilities	503	470
Long-term debt	3,439	4,112

Total liabilities	8,382	8,190

Shareholders’ equity	6,910	6,567
Noncontrolling interests	90	93

Total equity	7,000	6,660

Total liabilities and equity	$15,382	$14,850

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year-to-Date Ended
	Sept. 24,	Sept. 25,
	2010	2009
Operating activities
Net income	$694	$681
Depreciation of property, plant and equipment	119	117
Amortization of intangibles and other assets	51	45
Deferred income tax provision	47	36
Stock-based employee compensation expense	62	53
Contributions to employee saving plans in L-3 Holdings’ common stock	110	110
Amortization of pension and postretirement benefit plans net loss and prior service cost	31	39
Amortization of bond discounts (included in interest expense)	18	17
Amortization of deferred debt issue costs (included in interest expense)	9	8
Other non-cash items	(1)	(2)
Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	(90)	(18)
Contracts in process	(163)	(98)
Inventories	(19)	(3)
Accounts payable, trade	12	10
Accrued employment costs	43	(44)
Accrued expenses	12	1
Advance payments and billings in excess of costs incurred	14	(35)
Income taxes	94	32
Excess income tax benefits related to share-based payment arrangements	(6)	(3)
Other current liabilities	(9)	(20)
Pension and postretirement benefits	(34)	40
All other operating activities	(10)	12

Net cash from operating activities	984	978

Investing activities
Business acquisitions, net of cash acquired	(710)	(86)
Capital expenditures	(98)	(128)
Dispositions of property, plant and equipment	7	3
Investments in equity investees	(20)	—
Other investing activities	2	—

Net cash used in investing activities	(819)	(211)

Financing activities
Proceeds from sale of senior notes	797	—
Redemption of senior subordinated notes	(800)	—
Borrowings under revolving credit facility	13	—
Repayment of borrowings under revolving credit facility	(13)	—
Common stock repurchased	(469)	(396)
Dividends paid on L-3 Holdings’ common stock	(139)	(124)
Proceeds from exercises of stock options	56	11
Proceeds from employee stock purchase plan	48	51
Debt issue costs	(7)	—
Excess income tax benefits related to share-based payment arrangements	6	3
Other financing activities	(14)	(9)

Net cash used in financing activities	(522)	(464)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(9)	21

Net (decrease) increase in cash and cash equivalents	(366)	324
Cash and cash equivalents, beginning of the period	1,016	867

Cash and cash equivalents, end of the period	$650	$1,191